                         RESEARCH, DEVELOPMENT AND MARKETING
                               COLLABORATION AGREEMENT

                              DATED AS OF JULY 31, 1997

                                       BETWEEN

                              ONYX PHARMACEUTICALS, INC.

                                         AND

                                WARNER-LAMBERT COMPANY

                                  TABLE OF CONTENTS

                                                                       PAGE

ARTICLE 1.         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2.         RESEARCH PROGRAM. . . . . . . . . . . . . . . . . . . 6

    2.1       Undertaking and Scope. . . . . . . . . . . . . . . . . . . 6
    2.2       Personnel and Resources. . . . . . . . . . . . . . . . . . 7
    2.3       Research Term. . . . . . . . . . . . . . . . . . . . . . . 7
    2.4       Rights to Know-How and Patents for Research. . . . . . . . 7
    2.5       Collaboration Expenses.. . . . . . . . . . . . . . . . . . 8

ARTICLE 3.         COMMITTEES. . . . . . . . . . . . . . . . . . . . . . 8

    3.1       Research Management Committee. . . . . . . . . . . . . . . 8
    3.2       Meetings.. . . . . . . . . . . . . . . . . . . . . . . . . 8
    3.3       SAB Attendance.. . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 4.         PATENTS, KNOW-HOW, RIGHTS AND INVENTIONS. . . . . . . 9

    4.1       Rights to Inventions.. . . . . . . . . . . . . . . . . . . 9
    4.2       Joint Inventions.. . . . . . . . . . . . . . . . . . . . . 9
    4.3       Protection of Patent Rights. . . . . . . . . . . . . . . .10
    4.4       Allegations of Infringement by Third Parties.. . . . . . .10

ARTICLE 5.         DESIGNATION OF LEAD COMPOUNDS AND MARKETING RIGHTS. .11

    5.1       Designation of Lead Compound.. . . . . . . . . . . . . . .11
    5.2       Collaboration Product. . . . . . . . . . . . . . . . . . .11
    5.3       Independent Development. . . . . . . . . . . . . . . . . .12
    5.4       Warner's Re-engagement Option. . . . . . . . . . . . . . .12

ARTICLE 6.         LICENSES AND ROYALTIES. . . . . . . . . . . . . . . .13

    6.1       Grant by Onyx. . . . . . . . . . . . . . . . . . . . . . .13
    6.2       Grant by Warner. . . . . . . . . . . . . . . . . . . . . .13
    6.3       Royalties Payable by Warner. . . . . . . . . . . . . . . .13
    6.4       Duration of Warner Royalty Obligation. . . . . . . . . . .14
    6.5       Royalties Payable by Onyx. . . . . . . . . . . . . . . . .14
    6.6       Duration of Onyx Royalty Obligation. . . . . . . . . . . .15
    6.7       Third-Party Royalties. . . . . . . . . . . . . . . . . . .15
    6.8       Currency of Payment. . . . . . . . . . . . . . . . . . . .16
    6.9       Payment and Reporting. . . . . . . . . . . . . . . . . . .16
    6.10      Records. . . . . . . . . . . . . . . . . . . . . . . . . .16
    6.11      Taxes Withheld.. . . . . . . . . . . . . . . . . . . . . .17


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                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                       PAGE

    6.12      Computation of Royalties.. . . . . . . . . . . . . . . . .17
    6.13      Licenses to Affiliates.. . . . . . . . . . . . . . . . . .17
    6.14      Restrictions on Payment. . . . . . . . . . . . . . . . . .17

ARTICLE 7.         FDA . . . . . . . . . . . . . . . . . . . . . . . . .18

    7.1       Side Effects.. . . . . . . . . . . . . . . . . . . . . . .18
    7.2       Product Recall.. . . . . . . . . . . . . . . . . . . . . .18

ARTICLE 8.         RESEARCH FUNDING FEES AND MILESTONES. . . . . . . . .18

    8.1       License Fees.. . . . . . . . . . . . . . . . . . . . . . .18
    8.2       Research Funding.. . . . . . . . . . . . . . . . . . . . .18
    8.3       Milestones.. . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE 9.         CONFIDENTIALITY . . . . . . . . . . . . . . . . . . .20

    9.1       Confidentiality. . . . . . . . . . . . . . . . . . . . . .20
    9.2       Publicity. . . . . . . . . . . . . . . . . . . . . . . . .21
    9.3       Publication. . . . . . . . . . . . . . . . . . . . . . . .21

ARTICLE 10.        REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .21

    10.1      Legal Authority. . . . . . . . . . . . . . . . . . . . . .21
    10.2      No Conflicts.. . . . . . . . . . . . . . . . . . . . . . .22
    10.3      Others Bound.. . . . . . . . . . . . . . . . . . . . . . .22
    10.4      Third Party Rights.. . . . . . . . . . . . . . . . . . . .22
    10.5      Survival.. . . . . . . . . . . . . . . . . . . . . . . . .22
    10.6      Disclaimer.. . . . . . . . . . . . . . . . . . . . . . . .22
    10.7      Exclusivity. . . . . . . . . . . . . . . . . . . . . . . .22

Article 11.        TERMINATION . . . . . . . . . . . . . . . . . . . . .23

    11.1      Termination for Breach . . . . . . . . . . . . . . . . . .23
    11.2      Effect of Bankruptcy . . . . . . . . . . . . . . . . . . .23
    13.3      Key Personnel. . . . . . . . . . . . . . . . . . . . . . .23
    11.3      Remedies . . . . . . . . . . . . . . . . . . . . . . . . .24
    11.4      Voluntary Termination. . . . . . . . . . . . . . . . . . .24

ARTICLE 12.        GENERAL PROVISIONS. . . . . . . . . . . . . . . . . .24

    12.1      Indemnification. . . . . . . . . . . . . . . . . . . . . .24
    12.2      Assignment . . . . . . . . . . . . . . . . . . . . . . . .25
    12.3      Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . .25


                                         ii.
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                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                       PAGE

    12.4      Research Dispute Resolution. . . . . . . . . . . . . . . .25
    12.5      Governing Law. . . . . . . . . . . . . . . . . . . . . . .25
    12.6      Partial Invalidity . . . . . . . . . . . . . . . . . . . .25
    12.7      Notice . . . . . . . . . . . . . . . . . . . . . . . . . .26
    12.8      Vaccines and Diagnostics . . . . . . . . . . . . . . . . .26
    12.9      Headings . . . . . . . . . . . . . . . . . . . . . . . . .27
    12.10     No Implied Licenses or Warranties. . . . . . . . . . . . .27
    12.11     Force Majeure. . . . . . . . . . . . . . . . . . . . . . .27
    12.12     Survival . . . . . . . . . . . . . . . . . . . . . . . . .27
    12.13     Entire Agreement . . . . . . . . . . . . . . . . . . . . .27
    12.14     Amendments . . . . . . . . . . . . . . . . . . . . . . . .27
    12.15     Independent Contractors. . . . . . . . . . . . . . . . . .28
    12.16     Counterparts . . . . . . . . . . . . . . . . . . . . . . .28


                                         iii.

                         RESEARCH, DEVELOPMENT AND MARKETING
                               COLLABORATION AGREEMENT


    THIS RESEARCH, DEVELOPMENT AND MARKETING COLLABORATION AGREEMENT (the "Agreement") is made and entered into effective as of July 31, 1997, by and between ONYX PHARMACEUTICALS, INC., a California corporation located at 3031 Research Drive, Richmond, California 94806 ("Onyx"), and WARNER-LAMBERT COMPANY, a Delaware corporation located at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Warner").

                                 W I T N E S S E T H:

    WHEREAS, Onyx and Warner each has certain expertise in the discovery and development of agents acting in the field of inflammation; and

    WHEREAS, Warner and Onyx each wish to enter into a collaborative effort to share such expertise, to develop new expertise in the field of inflammation, auto immunity and related pathological conditions, to research together potential applications of such expertise as applied to specific protein targets to identify potentially useful drug candidates and, if successful, to market such drugs (the "Collaboration");

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, Onyx and Warner agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

    The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

    "1995 AGREEMENT" shall mean the Research, Development and Marketing Collaboration Agreement between Onyx and Warner dated May 2, 1995, as amended.

    "AFFILIATE" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation, association or other entity.

    "COLLABORATION COMPOUND" shall mean any compound identified by either party during the Research Term (or one year thereafter) as showing sufficient activity against


                                          1.

targets in the Field identified by the Research Management Committee in assays contributed to or developed under the Collaboration such that further research on such compound for such target is pursued, and any analogs or derivatives of such compounds whenever identified.

    "COLLABORATION LEAD COMPOUND" shall mean any Collaboration Compound selected by Warner for further development as provided in Section 5.1.

    "COLLABORATION PRODUCT" shall mean any Collaboration Lead Compound for which an IND or foreign equivalent application has been filed, as provided in
Section 5.2.

    "COLLABORATION PRODUCT EXCLUSIVE PERIOD" shall have the meaning set forth in Section 6.4(b).

    "EFFECTIVE DATE" shall mean the date of this Agreement first written above.

    "FDA" shall mean the United States Food and Drug Administration.

    "FIELD" shall mean research, drug discovery and development of therapeutic agents that regulate, treat or prevent inflammation, autoimmunity and/or other pathological conditions via the agonism, antagonism or other biochemical interaction with one or more of the following molecular targets: [**], including [**] and other kinases implicated in septic shock, and Wiscott-Aldrich Syndrome Protein (WASP).

The parties may agree during the Research Term to expand the Field by designating additional targets, and it is their intention to do so in the event logical extensions of the Field are identified and may be accommodated within the resource commitment of the parties. Such expansion will be in writing signed by all members of the Research Development Committee. However, neither party shall be obligated to agree to expand the Field.

For the avoidance of doubt, the parties agree that the Field will exclude:

         (a)[**]


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         (b)  All molecular entities that are part of or that regulate [**].
This also includes [**]. This also includes [**]. This exclusion shall not include [**].

         (c) [**] except for the specific biological targets identified above;

         (d)  [**]

         (e)  [**]

         (f)  [**]

         (g)  [**]

         (h)  [**]

         (i)  [**] and

         (j)  [**].

    [**] shall mean therapeutics where the active agent is [**] specifically excludes [**].

    "IND" shall mean an Investigational New Drug Application.

    "INVENTION" shall mean any invention, idea, data, know-how or material that is discovered or reduced to practice during the Term of this Agreement [**] and that relates to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents acting in the Field.

    "KNOW-HOW" shall mean Onyx Know-How and/or Warner Know-How, as the case may be.

    "MHW" shall mean the Ministry of Health and Welfare of Japan.


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    "NDA" shall mean a New Drug Application.

    "NET SALES" shall mean the gross amount invoiced by a party hereto or one of its Affiliates to customers who are not Affiliates of the selling party for all Products sold to such customers, less the following deductions calculated in accordance with United States generally accepted accounting principles and Warner's (or Onyx's, as the case may be) normal internal accounting standards consistently applied: (i) trade, quantity and cash discounts or rebates; (ii) credits, rebates, charge-back rebates, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, healthcare insurance carriers, governmental agencies and other institutions, provided that such provisions will not grant a preference or otherwise favor other products of Warner or Onyx, as the case may be, if based on the fact that a royalty may be payable hereunder; (iii) credits or allowances for rejection or return of such Product previously sold; (iv) any tax, tariff, duty or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; (v) payments or rebates paid in connection with state or federal Medicare, Medicaid or similar programs; (vi) any charge for freight or insurance; and (vii) allowance for bad debt expense. Any such deductions, if not for amounts actually incurred or allowed with respect to the specific Products sold, shall be no greater than the pro rata amount allocable to such Product, based on the invoices for similar pharmaceutical products sold by the selling party, of the total amount of such deductions allowed or incurred for all such similar products. In the event that the selling party recognizes revenue due to excess balance sheet reserves associated with the net sales deductions described above, the pro rata amount of such revenue allocable to the Product shall be deemed Net Sales hereunder, at the time such revenue is recognized.

    "ONYX KNOW-HOW" shall mean all technology, inventions, information, data, know-how, compounds and materials that (i) are not Onyx Patents, (ii) Onyx owns or otherwise has the right to license to Warner and (iii) relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field. Excluded from "Onyx Know-How" are compounds and information relating to compounds that have been identified by Onyx as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Warner or developed by either party pursuant to the Collaboration.

    "ONYX LEAD COMPOUND" shall mean a Collaboration Compound that Onyx obtains the right to develop independently as provided in Section 5.3.

    "ONYX PATENTS" shall mean all United States and foreign patents that are owned by Onyx or that Onyx otherwise has the right to license to Warner and that relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of


                                          4.

agents with activity in the Field, including, without limitation, all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof.
Excluded from "Onyx Patents" are patents and patent applications that claim compounds and information relating to compounds that have been identified by Onyx as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Warner or developed pursuant to the Collaboration.

    "ONYX PRODUCT" shall have the meaning set forth in Section 5.3.

    "ONYX PRODUCT EXCLUSIVE PERIOD" shall have the meaning set forth in Section 6.6(b).

    "PATENTS" shall mean Onyx Patents and/or Warner Patents, as the case may be.

    "PRODUCTS" shall mean Collaboration Products and/or Onyx Products, as applicable.

    "RESEARCH MANAGEMENT COMMITTEE" shall mean that entity organized and acting pursuant to Section 3.1.

    "RESEARCH PLAN" shall have the meaning set forth in Section 2.1.

    "RESEARCH TERM" shall have the meaning set forth in Section 2.3.

    "TERM OF THIS AGREEMENT" shall mean the period from the Effective Date until the expiration of all licenses granted pursuant to this Agreement or until this Agreement is otherwise terminated pursuant to its terms.

    "WARNER KNOW-HOW" shall mean all technology, inventions, information, data, know-how, compounds and materials that (i) are not Warner Patents, (ii) Warner owns or otherwise has the right to license to Onyx and (iii) relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field. Excluded from "Warner Know-How" are (i) Warner's high-volume screening technology and (ii) compounds and information relating to compounds that have been identified by Warner as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Onyx or developed by either party pursuant to the Collaboration.

    "WARNER PATENTS" shall mean all United States and foreign patents that are owned by Warner or that Warner otherwise has the right to license to Onyx and that relate to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of agents with activity in the Field, including, without limitation, all reissues, extensions,


                                          5.

substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, and divisions thereof. Excluded from "Warner Patents" are patents and patent applications that claim (i) Warner's high volume screen technology and (ii) compounds and information relating to compounds that have been identified by Warner as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by Onyx or developed pursuant to the Collaboration.

                                      ARTICLE 2

                                   RESEARCH PROGRAM

    2.1 UNDERTAKING AND SCOPE. From time to time the Research Management Committee will agree on the general direction of the research to be performed hereunder. The correspondence and other material documenting such agreement are collectively referred to herein as the "Research Plan." Each party agrees to use its best efforts to perform the activities detailed in the Research Plan, in a professional and timely manner. Onyx agrees to use its best efforts at its cost (including the cost of any royalties or other amounts payable by Onyx to third parties) to (i) develop and transfer to Warner [**] screening assays per each year of the Research Term for specific targets in the Field selected by the Research Management Committee, (ii) supply protein required to run such screens and (iii) provide for the testing of substantially all of Onyx's compound library in such screens. Onyx shall not knowingly provide or perform research on any compounds the use of which would require a royalty or other payment to any third party, unless the Research Management Committee agrees that such compound should be provided and the parties agree in writing how such royalty or other payment will be paid. Warner agrees to use its best efforts at its cost (including the cost of any royalties or other amounts payable by Warner to third parties) to (i) screen substantially all of its compound library with such screens provided by Onyx and (ii) conduct medicinal chemistry and animal pharmacology as the Research Management Committee deems appropriate. Promptly after the Effective Date, Onyx and Warner will disclose to each other all information possessed by it relevant to the Field and necessary or helpful to perform the work described in the Research Plan. During the Research Term, or [**] thereafter, the Research Management Committee and either party individually may from time to time declare any compound that meets the definition therefor in
Article 1 to be a Collaboration Compound. Notwithstanding the foregoing, neither party will be required to offer the other party any compounds or information relating to compounds that have been identified as candidates for cGLP/cGMP studies on or before the Effective Date, or are hereafter so identified without material application of information provided by the other party or developed pursuant to the Collaboration. Neither party shall be required to screen under this Collaboration or to offer to the other party any information regarding any compounds


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identified as having activity in pathways expressly excluded from the Field, if so identified prior to being designated a "Collaboration Compound" hereunder.

    2.2 PERSONNEL AND RESOURCES. Each party agrees to commit the personnel, facilities, expertise and other resources needed to perform this Agreement in accordance with its terms; provided, however, that neither party warrants that the Collaboration shall achieve any of the research objectives contemplated by them. During the Research Term, Warner and Onyx will each maintain at its cost an average of [**] full-time equivalents ("FTEs") devoted to cooperative work under the Research Plan. At the beginning of the first-year of the Research Term, Onyx need maintain [**] such FTEs; with Onyx adding additional FTEs as needed to reach [**] FTEs actively working on the research by [**]. The scientific priorities and direction of such staff of both parties will be determined by the Research Management Committee. Such staff will include, as appropriate, scientists in the areas of [**].

    2.3 RESEARCH TERM. Work under the Research Plan will commence as of the date of this Agreement and, unless terminated earlier by either party pursuant to the terms of this Agreement or extended by mutual agreement of the parties, will terminate on the third anniversary hereafter (as terminated, expired or extended, the "Research Term"). At least [**] prior to the [**] anniversary of the Effective Date, Onyx will provide Warner a written research proposal for continuation of the research project beyond the initial Research Term. Promptly after Onyx provides such proposal, the Research Management Committee will conduct a formal review of such proposal and of the status and success of the parties' work on the Research Plan.
By the [**] anniversary of the Effective Date (the "Evaluation Date"),
Warner shall decide in its sole discretion whether to extend the collaborative research under the research proposal beyond the initial three year term for [**], or not to extend the collaborative research beyond such initial term, in which case the Agreement shall terminate at the end of such initial three year Research Term. If Warner does not elect in writing to extend the Research Term beyond such initial three year term, then commencing on or promptly after the Evaluation Date the work conducted by Onyx and Warner will be wound down and ended in an orderly [**] phase out period, ending on the [**] anniversary of the Evaluation Date, with Onyx continuing the research efforts using [**] FTEs over such period. During such phase-out period, Warner will be obligated to pay Onyx a total of [**] to support Onyx's research efforts using [**] FTEs over such phase-out period, which amounts shall be paid [**] in advance over such [**], commencing on the Evaluation Date, [**].

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    2.4  RIGHTS TO KNOW-HOW AND PATENTS FOR RESEARCH.  Each party hereby grants and agrees to grant to the other a non-exclusive, royalty-free license to use such party's Know-How and Patents that are conceived or reduced to practice prior to the [**] anniversary of the end of the Research Term for (a) research and development purposes in the Field and (b), beginning [**] after termination of the Research Term, research and development outside of the Field; provided, however, that the granting party may terminate such licenses granted by it immediately upon its termination of this Agreement for cause. Notwithstanding the foregoing, neither party is granted any interest in the other's compounds (or analogs or derivatives thereof) except as specifically set forth in this Agreement. In the event that one party does nonetheless conceive or reduce to practice any invention that is comprised of the other party's compound (or analog or derivative thereof) and if such invention is not in the Field, such party will promptly assign its entire interest therein exclusively to the other party without charge and will not be entitled to any milestones, royalties or other consideration in connection therewith.

    2.5 COLLABORATION EXPENSES. [**] the costs and expenses of work done pursuant to the Collaboration at [**].

                                      ARTICLE 3

                                      COMMITTEES

    3.1 RESEARCH MANAGEMENT COMMITTEE. Warner and Onyx will each appoint up to 4 representatives to a research management committee (the "Research Management Committee"), which will oversee the operational aspects of performing the Research Plan. The Research Management Committee will assure that agendas and minutes are prepared for each of its meetings. The personnel, facilities, expertise and other resources of each party to be used in performance of the Research Plan shall be established by the Research Management Committee. The Research Management Committee will meet quarterly, or more frequently if mutually agreed. Warner's and Onyx's initial representatives to the Research Management Committee will be appointed by each of them promptly after the date of this Agreement. All actions taken and decisions made by the Research Management Committee shall be by unanimous agreement. A party may change any of its appointments to the Research Management Committee at any time upon giving written notice to the other party.

    3.2 MEETINGS. The Research Management Committee may meet by telephone or in person at such times as are agreeable to the members of each such committee. Attendance at meetings shall be at the respective expense of the participating parties. Warner and Onyx shall alternate the right to determine the location of each meeting of the


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Research Management Committee, with Onyx determining the location of the first meeting of such committee.

    3.3 SAB ATTENDANCE. During the Term of this Agreement, Warner will be entitled to have up to three (3) of its representatives attend all meetings of Onyx's Scientific Advisory Board that relate directly to the Field and such other general symposia that do not contain confidential information outside the Field of Onyx or of any third party to which Onyx owes a duty of confidentiality that would be breached by Warner's attendance. Onyx will provide Warner reasonable advance notice of all such meetings and will provide Warner copies of all written material given to the members of the Scientific Advisory Board in connection with such meetings. Attendance at such meetings by Warner's representatives will be at Warner's expense. As a condition of such attendance and access to such written material, Warner will execute appropriate confidentiality agreements with respect to information disclosed at such meetings and in such written material. The Warner representatives provided for herein shall not be in addition to the representatives provided for under
Section 2.4 of the 1995 Agreement, though different individuals from Warner may attend different meetings depending on the subject matter.

                                      ARTICLE 4

                       PATENTS, KNOW-HOW, RIGHTS AND INVENTIONS

    4.1  RIGHTS TO INVENTIONS.

         (a) Ownership of all Inventions and any other technology, information, data, know-how, compounds and material developed, discovered or made hereunder shall be determined in accordance with United States laws of inventorship. The owner (the "Inventor") of any Invention shall have the right, at its option and expense, to prepare, file and prosecute in its own name any patent applications with respect to any Invention owned by it and to maintain any patents issued. In connection therewith, the non-Inventor party agrees to cooperate with the Inventor at the Inventor's expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. This obligation shall survive the expiration or termination of this Agreement.

         (b) The parties will co-own technology, inventions, information, data, know-how, compounds and materials (whether or not patentable) that relate to [**] and that are developed in connection with performance of the Research Plan ("[**] Inventions"). The parties will cooperate in the joint filing of patent applications claiming [**] Inventions. The parties will negotiate in good faith regarding the collaborative commercial exploitation of the [**] Inventions;


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provided, however, that each party will retain an undivided ownership interest in the [**] Inventions and will be free to exploit the same without obligation to the other party.

    4.2 JOINT INVENTIONS. Inventions that are jointly invented by Onyx and Warner will be jointly owned by them; however, [**] will have the rights and responsibilities of the "Inventor" as described in this Article IV in respect of any such patentable, jointly owned Inventions, and [**] shall have the rights and responsibilities of a non-Inventor therein. [**] shall pay all expenses in connection with its preparation, filing and prosecution of patent applications that claim patentable, jointly owned Inventions. [**] shall from time to time notify [**] of the amount of such expenses, and [**] shall promptly thereafter pay [**] of its out-of-pocket expenses. As used in the preceding sentence "out-of-pocket expenses" shall mean direct costs, excluding internal labor costs. Onyx may elect in writing to disclaim all interest in any jointly invented Invention, in which case (i) such Invention will be solely owned by Warner, and Onyx will co-operate to assure Warner's sole ownership, (ii) Onyx will have no further interest in such Invention, by ownership, license or otherwise and (iii) [**] the date that Warner receives Onyx's written disclaimer. Warner may elect in writing to disclaim all interest in any jointly invented Inventions, in which case (i) such Invention will be solely owned by Onyx, and Warner will co-operate to assure Onyx's sole ownership, (ii) Warner will have no further interest in such Invention, by ownership, license or otherwise and (iii) [**].

    4.3  PROTECTION OF PATENT RIGHTS.

         (a) The Inventor shall keep the other party currently informed of all steps to be taken in the preparation, prosecution and maintenance of all of its patents and patent applications which claim an Invention and shall furnish the other party with copies of patents and applications, amendments thereto and other related correspondence relating to such Invention to and from patent offices and permit the other party to offer its comments thereon before the Inventor makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. The non-Inventor party shall offer its comments promptly. Onyx and Warner shall each promptly notify the other of any infringement and/or unauthorized use of an Invention which comes to its attention.

         (b) The non-Inventor party may request in writing that the Inventor take specific, reasonable actions to (i) prepare, file or prosecute a patent application with respect to an Invention, (ii) maintain any patents issued with respect to an Invention, (iii)


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protect against abandonment of a patent or application which claims an Invention or (iv) obtain a discontinuance of an infringement or unauthorized use of such patent or application. If such actions are not undertaken within thirty days of the Inventor's receipt of such written request and timely pursued thereafter, the Inventor shall permit, and the non-Inventor party at its option and expense may undertake, such actions. The party not undertaking such actions shall fully cooperate with the other party and shall provide to the other party whatever assignments and other documents that may be needed in connection therewith. The party not undertaking such actions may require a suitable indemnity against all damages, costs and expenses and impose such other reasonable conditions as such party's advisors may require.

         (c) If either party commences any actions or proceedings (legal or otherwise) pursuant to this Section, it shall prosecute the same vigorously at its expense and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other party the right to take over their conduct at its own expense. The party finally conducting legal actions or proceedings against an alleged infringer or other party shall be entitled to any damages or costs awarded against such infringer or other party.

    4.4 ALLEGATIONS OF INFRINGEMENT BY THIRD PARTIES. In the event that Warner or Onyx receives notice that any action by either of them under this Agreement is alleged to be a violation of the patent or other intellectual property rights of a third party, it shall notify the other party to this Agreement, and they shall jointly determine an appropriate response and course of action. The costs of such defense, and any damages, costs or expenses resulting from such action, shall be paid [**] of all such costs relating to allegations that it was aware of prior to the Effective Date. The Research Management Committee will decide whether or not to continue any activity following notice that such activity may be a violation of the patent or other intellectual property rights of a third party.

                                      ARTICLE 5

                  DESIGNATION OF LEAD COMPOUNDS AND MARKETING RIGHTS

    5.1  DESIGNATION OF LEAD COMPOUND.

         (a) From time to time, Warner may formally designate one or more Collaboration Compounds for further development, and such designated compounds shall be deemed Collaboration Lead Compounds. Such designation shall be made under Warner's then current standards for declaring one of its own compounds a "lead


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compound."  Such designation generally indicates that Warner has identified such compound as a candidate for cGLP/cGMP studies. Warner will pursue the research and development of each Collaboration Lead Compound at its own expense and under its sole direction. Warner will provide Onyx quarterly, written updates regarding the status of each Collaboration Lead Compound.

         (b) In the event Warner decides to pursue commercialization of a Collaboration Product in Japan, [**]. If [**], and if [**], then it shall [**].

    5.2 COLLABORATION PRODUCT. Each Collaboration Lead Compound shall be referred to herein as a "Collaboration Product" from and after filing of an IND in respect of such compound with the FDA or the filing of its equivalent in any foreign country. The preparation, filing and prosecution of IND's, NDA's and other regulatory filings required to be filed with the FDA and its foreign equivalents in regard to any Collaboration Product will be at the sole expense of, in the name of and under the direction of Warner. Warner does not warrant that any regulatory filings will actually be filed or, if filed, will be approved.

    5.3 INDEPENDENT DEVELOPMENT. From time to time, Onyx may request Warner in writing to undertake specific research and development regarding a Collaboration Compound or to declare a Collaboration Compound to be a Collaboration Lead Compound. Warner will notify Onyx within [**] of receiving Onyx's written request if it determines before such date that it will not undertake such specific research and development (or declare such Collaboration Compound to be a Collaboration Lead Compound) within [**] of such request ("Warner's Notice to Decline"). If Warner does not so notify Onyx within such [**] period, it will periodically review Onyx's request and if it determines not to undertake such specific research and development (or declare such Collaboration Compound to be a Collaboration Lead Compound) then it shall promptly so notify Onyx (also, "Warner's Notice to Decline"). After either (i) receipt of Warner's Notice to Decline, or (ii) if Warner does not so notify Onyx and if Warner does not itself undertake the requested action within [**] of Onyx's written request, then the date [**] after Warner's receipt of Onyx's written request, then Onyx shall undertake continued research and development (including the specific research and development requested by Onyx in its request to Warner) of such Collaboration Compound independently (an "Onyx Lead Compound"), at its sole cost and under its sole direction. Onyx may not utilize the services of the personnel committed to the Collaboration pursuant to Section
2.2 in performance of research or development of


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an Onyx Lead Compound.  Onyx may declare no more than [**] Onyx Lead Compounds during the Term of this Agreement. Onyx will keep Warner currently informed of all material information in its research and development of each Onyx Lead Compound and will allow Warner to comment on the direction of such research and development. Each Onyx Lead Compound is referred to herein as an "Onyx Product" from and after filing of an IND in respect of such compound with the FDA or the filing of its equivalent in any foreign country other than Japan. Onyx will provide Warner a complete and accurate copy of the proposed filing, together with any additional information that Warner may request regarding the relevant Onyx Lead Compound, at least [**] prior to submitting such filing to the FDA or its foreign equivalent. Onyx will be entitled to commercialize any Onyx Product at its sole direction, alone or with another partner, subject to Section 5.4 and the other terms of this Agreement.

    5.4 WARNER'S RE-ENGAGEMENT OPTION. Warner may elect in writing to Onyx to resume the research and development of an Onyx Lead Compound at its own cost and under its sole direction at any time prior to [**] in respect of such compound. In such event, such Onyx Lead Compound shall immediately become a Collaboration Lead Compound for all purposes under this Agreement. Promptly after Warner makes such election, Warner will pay Onyx [**] Onyx's costs incurred for research and development of such Onyx Lead Compound. For purposes of this Section, Onyx's cost for research and development will mean (i) Onyx's "Burdened Cost" (as defined below) for each professional research and development FTE (not including the personnel committed to the Collaboration pursuant to Section 2.2) dedicated to the research and development of such Onyx Lead Compounds (with appropriate adjustment for staff members not fully dedicated to such work or not working a full year) and (ii) payments made to unaffiliated third parties, each to the extent incurred in connection with the relevant compound on or after its declaration as an Onyx Lead Compound and to the extent reasonably supported by invoices, time sheets or other appropriate records. The "Burdened Cost" for each Onyx FTE shall mean [**] for work performed during 1997, and will be revised for work performed during each succeeding calendar year by the change in the Consumer Price Index (as determined by the United States of America Department of Labor) during the preceding calendar year (except that the Burdened Cost for work performed during 1998 will be revised only by the change in the Consumer Price Index from the Effective date to December 31, 1997).

                                      ARTICLE 6

                                LICENSES AND ROYALTIES

    6.1 GRANT BY ONYX. Onyx hereby grants and agrees to grant to Warner exclusive, worldwide licenses under the Onyx Patents solely to make, have made, use and sell (with the right to sublicense) each compound designated as a Collaboration Lead


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Compound or as a Collaboration Product.  Such licenses with respect to a
Collaboration Lead Compound are co-exclusive between Onyx and Warner. Such licenses with respect to a Collaboration Product are exclusive even as to Onyx.

    6.2 GRANT BY WARNER. Warner hereby grants and agrees to grant to Onyx exclusive, worldwide licenses under the Warner Patents solely to make, have made, use and sell (with the right to sublicense) each compound designated as an Onyx Lead Compound or as an Onyx Product. Such licenses with respect to an Onyx Lead Compound are co-exclusive between Onyx and Warner. Such licenses with respect to an Onyx Product are exclusive even as to Warner.

    6.3 ROYALTIES PAYABLE BY WARNER. In part consideration for all rights granted to Warner and efforts undertaken by Onyx hereunder, Warner will pay Onyx [**] of Net Sales as a royalty on worldwide sales of Collaboration Products. If at the time of the first commercial sale of such Product in such country a Patent exists that is necessary to sell such Product in such country, or if at any time after such sale a composition of matter Patent necessary to sell such Collaboration Product issues in such country, such [**] royalty shall be payable in respect of sales in such country until the later of (a) the expiration of the last such Patent to expire and (b) the date such [**] royalty would expire under the provisions of the following sentence assuming that such Patent did not exist. Subject to the terms of the preceding sentence, if in a particular country there is never an issued Patent that is necessary to sell such Product in such country, then such [**] royalty will be payable, for sales of such Product in such country, until the earliest of (x) the later to occur of (i) the [**] anniversary of such first sale in such country and (ii) expiration of the last Patent necessary to make or use such Product in such country, which Patent was in existence on the date of such first commercial sale, (y) the first calendar quarter in which the sale in such country by any one entity (together with its Affiliates), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as such Product, constitutes [**] or more of all units sold in such country containing such active ingredient and (z) the first calendar quarter in which the sale in such country by any entities (taken in the aggregate), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient (the period from first commercial sale in each country until the earlier of (x), (y) and (z) above is referred to herein as the "Collaboration Product Exclusive Period"). In the case of (y) and
(z) above, the [**] royalty will terminate as to Net Sales of Product sold on or after the day following the end of the triggering calendar quarter. Warner will pay Onyx [**] and [**] of Net Sales as a royalty on sales of Collaboration Products in each country (except for Japan) for the [**], respectively, following (a) such final Patent expiration (in the event that the required Patent necessary to sell such Product in such country existed on the date of first commercial sale or issued thereafter) or (b) the end of the Collaboration Product Exclusive Period (if no such Patent existed or issued


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thereafter, and provided that the Collaboration Product Exclusive Period lasted at least [**] years); provided, however, that no such royalty will be payable in respect of Collaboration Products sold without the use of one or more trademarks developed by Warner for such Product during the time that the [**] royalty was applicable.

    6.4 ROYALTIES PAYABLE BY ONYX. Onyx will pay Warner [**] of Net Sales as a royalty on worldwide sales of Onyx Products. If at the time of the first commercial sale of such Product in such country a Patent exists that is necessary to sell such Product in such country, or if at any time after such sale a composition of matter Patent necessary to sell such Collaboration Product issues in such country, such [**] royalty shall be payable in respect of sales in such country until the later of (a) the expiration of the last such Patent to expire and (b) the date such [**] royalty would expire under the provisions of the following sentence assuming that such Patent did not exist. Subject to the terms of the preceding sentence, if in a particular country there is never an issued Patent that is necessary to sell such Product in such country, then such [**] royalty will be payable, for sales of such Product in such country, until the earliest of (x) the later to occur of (i) the [**] anniversary of such first sale in such country and (ii) expiration of the last Patent necessary to make or use such Product in such country, which Patent was in existence on the date of such first commercial sale, (y) the first calendar quarter in which the sale in such country by any one entity (together with its Affiliates), other than Warner or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient and (z) the first calendar quarter in which the sale in such country by any entities (taken in the aggregate), other than Onyx or its Affiliates or licensees, of one or more products containing the same active ingredient as the Product, constitutes [**] or more of all units sold in such country containing such active ingredient (the period from first commercial sale in each country until the earliest of (x), (y) and (z) above is referred to herein as the "Onyx Product Exclusive Period"). In the case of (y) and (z) above, the [**] royalty will terminate as to Net Sales of Product sold on or after the day following the end of the triggering calendar quarter. Onyx will pay Warner [**] of Net Sales as a royalty on sales of Onyx Products in each country (except for Japan) for the [**], respectively, following (a) such final Patent expiration (in the event that the required Patent necessary to sell such Product in such country existed on the date of first commercial sale or issued thereafter) or (b) the end of the Onyx Product Exclusive Period (if no such Patent existed or issued thereafter, and provided that the Onyx Product Exclusive Period lasted at least [**] years); provided, however, that no such royalty will be payable in respect of an Onyx Product sold without the use of one or more trademarks developed by Onyx for such Product during the time that the [**] royalty was applicable.

    6.5  THIRD-PARTY ROYALTIES.   Warner understands and agrees  that Onyx has
pre-exisiting royalty obligations to the third parties listed on Schedule 1 with respect to certain in-licensed Onyx Patents. In the event that the use and sale of Collaboration


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Products triggers such pre-existing third-party royalty obligations, [**]
responsible for payment of [**] of such third-party royalties, and [**] will pay [**]. Until the expiration of Warner royalty obligation pursuant to Section 6.4, Onyx shall not modify the pre-existing royalty rates disclosed on Schedule 1 without the prior written consent of Warner.

    6.6 CURRENCY OF PAYMENT. All payments to be made under this Agreement shall be made in United States dollars in the United States to a bank account designated by the party to be paid. Royalties earned shall first be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. Such conversion shall be based on the average buying rates of exchange for the currencies involved into the currency of the United States quoted by Citibank (or its successor in interest) in New York, New York at the close of business on each business day of the quarterly period in which the royalties were earned.

    6.7  PAYMENT AND REPORTING.  The royalties due under Section 6.3 or Section
6.5 shall be paid quarterly, within 45 days after the close of each calendar quarter immediately following each quarterly period in which such royalties are earned, or earlier if practical. With each such quarterly payment, the payor shall furnish the payee a royalty statement, setting forth on a country-by-country basis the total number of units and Net Sales of each royalty-bearing Product made, used and/or sold hereunder for the quarterly period for which the royalties are due. In addition, the payor shall furnish such a royalty statement on a country-by-country basis for the first quarter during which payor makes sales of Product for which no royalty payment in respect of such country is due hereunder, and shall state the basis for such sales then being free of royalty obligations hereunder. The payor shall thereafter have no further obligation to report the number of units or Net Sales of such Product made, used and/or sold in such country.

    6.8 RECORDS. The royalty paying party shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of the Products hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of royalty obligations set forth in this Article VI. Such records shall be maintained for a period of 3 years from the end of each year in which sales occurred. The payee, at its expense, through a certified public accountant, shall have the right to access such books and records for the sole purpose of verifying the royalty statements; such access shall be conducted after reasonable prior notice by the payee to the payor during the payor's ordinary business hours and shall not be more frequent than once during each calendar year. Said accountant shall not disclose to the payee or any other party any information except that which should properly be contained in a royalty report required under this Agreement. If such accounting determines that a party's error resulted in the other party receiving at least 5% less than properly due in respect of any quarter, then the


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party in error will reimburse such amount and reimburse the other party for the costs of such accounting (including the fees and expenses of the certified public accountant).

    6.9 TAXES WITHHELD. Any income or other tax that one party hereunder, its Affiliates or sublicensees is required to withhold (the "Withholding Party") and pay on behalf of the other party hereunder (the "Withheld Party") with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to the Withheld Party; provided, however, that in regard to any tax so deducted, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may reasonably be necessary to enable the Withheld Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party proper evidence of the taxes paid on its behalf.

    6.10 COMPUTATION OF ROYALTIES. All sales of Onyx Products between Onyx and any of its Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this Article VI, but in such instances royalties shall be payable only upon sales to unlicensed third parties. Nothing herein contained shall obligate Onyx to pay Warner more than one royalty on any unit of an Onyx Product. All sales of Collaboration Products between Warner and any of its Affiliates and sublicensees shall be disregarded for purposes of computing royalties under this Article VI, but in such instances royalties shall be payable only upon sales to unlicensed third parties. Nothing herein contained shall obligate Warner to pay Onyx more than one royalty on any unit of a Collaboration Product or a Warner Product.

    6.11 LICENSES TO AFFILIATES. Each party shall, at the other party's request, sign license and/or royalty agreements directly with the other party's Affiliates and sublicensees in those situations where such agreements would not decrease the amount of royalties which would be owed hereunder. Such agreements shall contain the same language as contained herein with appropriate changes in parties and territory. No such license and/or royalty agreement will relieve Warner or Onyx, as the case may be, of its obligations hereunder, and such party will guarantee the obligations of its Affiliate or sublicensee in any such agreement. Royalties received directly from one party's Affiliates and sublicensees shall be credited towards such party's royalty obligations under
Section 6.3 or 6.5 hereof, as applicable.

    6.12 RESTRICTIONS ON PAYMENT. The obligation to pay royalties under this Agreement shall be waived and excused to the extent that statutes, laws, codes or government regulations in a particular country prevent such royalty payments by the seller of Products; provided, however, that if legally permissible, the seller of Products shall pay the royalties owed to the other party hereto by depositing such amounts in a bank account in such country that has been designated by the party owed such royalties.


                                         17.
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                                      ARTICLE 7

                                         FDA

    7.1 SIDE EFFECTS. Each party shall promptly advise the other by telefax or overnight delivery service addressed to the attention of its Vice President, Medical Affairs (or, in Onyx's case, the party with similar responsibilities), of any unexpected side effect, adverse reaction or injury which has been brought to that party's attention at any place and which is alleged to have been caused by a Collaboration Product or an Onyx Product. Warner, with respect to Collaboration Products, and Onyx, with respect to Onyx Products, shall have all rights and responsibility to report such side effect, adverse reaction or injury to regulatory authorities and others as appropriate.

    7.2 REGULATORY AND OTHER INQUIRIES. Upon being contacted by the FDA or any drug regulatory agency for any regulatory purpose pertaining to this Agreement or to a Collaboration Product, Onyx and Warner shall immediately notify and consult with one another and Warner shall provide a response as it deems appropriate. Warner shall have sole responsibility for responding to all inquiries to Warner or Onyx regarding the benefits, side effects and other characteristics of Collaboration Products, and Onyx shall have sole responsibility for responding to all inquiries to Warner or Onyx regarding the benefits, side effects and other characteristics of Onyx Products.

    7.3 PRODUCT RECALL. Warner shall have the responsibility for, and make the final determination regarding, any recall or other removal of the Collaboration Product or any lot or lots thereof from the market and shall be responsible for the cost and expense of notifying customers and the cost and expense associated with return of the recalled Collaboration Product from a customer. Onyx shall have the responsibility for, and make the final determination regarding, any recall or other removal of the Onyx Product or any lot or lots thereof from the market and shall be responsible for the cost and expense of notifying customers and the cost and expense associated with return of the recalled Onyx Product from a customer.

                                      ARTICLE 8

                         RESEARCH FUNDING FEES AND MILESTONES

    8.1 LICENSE FEES. Warner will pay Onyx a noncreditable license fee of [**] payable [**] as specified below:

                                         [**]


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                                         [**]

As used herein, the [**] shall mean the date that is the earlier of (a) [**] anniversary of the Effective Date, or (b) the date [**], but in no event shall such date be earlier than [**].

    8.2 RESEARCH FUNDING. Warner will pay Onyx the following amounts on the following dates during the Research Term in consideration for work performed by Onyx prior to the Effective Date and to provide support for Onyx's work under the Research Plan:

       Later of six month anniversary of the Effective Date
         or January 1, 1998..................................... [ ** ]
       Nine month anniversary of the Effective Date............. [ ** ]
       Twelve month anniversary of the Effective Date........... [ ** ]
       Fifteen month anniversary of the Effective Date.......... [ ** ]
       Eighteen month anniversary of the Effective Date......... [ ** ]
       Twenty-one month anniversary of the Effective Date....... [ ** ]
       Twenty-four month anniversary of the Effective Date...... [ ** ]
       Twenty-seven month anniversary of the Effective Date..... [ ** ]
       Thirty month anniversary of the Effective Date........... [ ** ]
       Thirty-three month anniversary of the Effective Date..... [ ** ]
                                                                -------
                                                                 [ ** ]

    8.3  MILESTONES.

      (a) Warner will pay Onyx the following amounts with respect to the first Collaboration Product to achieve each stated milestone:

       Certification by the RMC that the first screening
       assay has been completed and the hits analyzed........... [ ** ]

       Commencement of Phase I clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]

       Commencement of Phase II clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]

       Commencement of Phase III clinical trials by or on
       behalf of Warner anywhere in the world................... [ ** ]

       The FDA's acceptance for filing of an NDA................ [ ** ]



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       Acceptance for filing of an MAA applicable to any of
       the following countries: (i) United Kingdom, (ii) Spain,
       (iii) Italy, (iv) France and (v) Germany (each a
       "Major European Country")................................ [ ** ]
                                                                country, up to
                                                                [ ** ] total

       Approval by the FDA of an NDA............................ [ ** ]

       Approval of an MAA applicable to a Major European
       Country.................................................. [ ** ]
                                                                country, up to
                                                                [ ** ] total

       Approval by the MHW of the Collaboration Product in
       Japan (subject to Warner retaining rights in Japan under
       section 5.1(b)).......................................... [ ** ]


                                         [**]

         (b) Warner will pay Onyx [**] upon the approval by the FDA of an NDA for the second and each subsequent Collaboration Product so approved and [**] upon the approval of an MAA applicable to each Major European Country, up to [**], for the second and each subsequent Collaboration Product so approved, provided each such Collaboration Product is a different chemical entity.

         (c) Subject to Warner retaining rights in Japan under Section 5.1(b), Warner will pay Onyx [**] upon the approval by the MHW of the second and each subsequent Collaboration Product so approved in Japan, provided each such Collaboration Product is a different chemical entity.

         (d) Onyx will pay Warner [**] upon the approval by the FDA of an NDA for each Onyx Product and [**] upon the approval of an MAA applicable to each Major European Country, up to [**], and [**] upon approval by the MHW in Japan.

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                                      ARTICLE 9

                                   CONFIDENTIALITY

    9.1  CONFIDENTIALITY.

         (a) Except as specifically permitted hereunder, each party hereby agrees to hold in confidence and not use on behalf of itself or others all data, samples, technical and economic information (including the economic terms hereof), commercialization, clinical and research strategies and know-how provided by the other party (the "Disclosing Party") during the Term of this Agreement and all data, results and information developed pursuant to the Collaboration and solely owned by the other party (collectively the "Confidential Information"), except that the term "Confidential Information" shall not include:

              (i) information that is or becomes part of the public domain through no fault of the non-Disclosing Party or its Affiliates;

              (ii) information that is obtained after the date hereof by the non-Disclosing Party or one of its Affiliates from any third party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

              (iii) Information that is known to the non-Disclosing Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the non-Disclosing Party's written records; and

              (iv) information that is necessary to be disclosed to any governmental authorities or pursuant to any regulatory filings, provided that in such case the non-Disclosing Party notifies the Disclosing Party reasonably in advance of such disclosure and cooperates with the Disclosing Party to minimize the scope or content of such disclosure.

         (b) The obligations of this Section 9.1 shall survive the expiration or termination of this Agreement.

    9.2 PUBLICITY. All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and subject to the approval of, both parties; provided, however, that either party may (i) publicize the existence and general subject matter of this Agreement without the other party's approval and (ii) disclose the terms of this Agreement insofar as required to


                                         21.
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comply with applicable securities laws, provided that in the case of such securities disclosures the disclosing party notifies the other party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure.

    9.3  PUBLICATION.   The parties shall cooperate in appropriate publication
of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure, the party proposing disclosure shall send the other party a copy of the information to be disclosed, and shall allow the other party [**] from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure. If notification is not received during the [**] period, the party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a belief by the nondisclosing party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the [**] period, the nondisclosing party shall so notify the disclosing party, who shall then delay public disclosure of the information for an additional period of up to [**] to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice. In no event may any publication or other disclosure contain a party's Confidential Information without such party's prior written consent.

                                      ARTICLE 10

                            REPRESENTATIONS AND WARRANTIES

    10.1 LEGAL AUTHORITY. Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

    10.2 NO CONFLICTS. Each party represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or By-Laws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

    10.3 OTHERS BOUND. Each party represents and warrants that anyone performing services under this Agreement on its behalf shall be bound by all of the conditions of this Agreement, to the extent necessary to give full effect to this Agreement.


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    10.4 THIRD PARTY RIGHTS.  Each party represents and warrants that to the best of its knowledge its performance of the work under the Collaboration as contemplated by this Agreement will not infringe the patent, trade secret or other proprietary rights of any third party except insofar as any infringement may relate to technology, data or information provided by the other party hereunder.

    10.5 SURVIVAL. The foregoing representations and warranties shall survive the execution, delivery and performance of this Agreement, notwithstanding any investigation by or on behalf of either party.

    10.6 DISCLAIMER. Except as otherwise expressly stated herein, Warner hereby disclaims any warranty expressed or implied as to any Onyx Product sold or placed in commerce by or on behalf of Onyx. Except as otherwise expressly stated herein, Onyx hereby disclaims any warranty expressed or implied as to any Collaboration Product sold or placed in commerce by or on behalf of Warner.

    10.7 EXCLUSIVITY. During the Research Term and [**] thereafter (i) neither party will conduct any research or development in the Field except pursuant to this Agreement, (ii) neither party will license (or otherwise permit access to) any of its Patents or Know-How for research or development in the Field to (or otherwise collaborate on research or development in the Field with) any other person or entity and (iii) Onyx will not license (or otherwise permit access to) any assay developed by it pursuant to the Collaboration to any other person or entity. In respect of (i), above, each party shall have the right to conduct its own research and development in the Field during [**] following the end of the Research Term, provided that all results of such work discovered during such period (including without limitation compounds and assays), and analogs and derivatives of compounds identified during such period whenever identified, are promptly disclosed to the other party and are covered by the licenses granted under Sections 2.4, 6.1 and 6.2, as applicable.

                                      ARTICLE 11

                                     TERMINATION

    11.1 TERMINATION FOR BREACH. In the event of a material breach of the provisions of this Agreement described below, the breaching party shall have 30 days after receipt of written notice from the non-breaching party to cure such breach.

         (a) In the event of an uncured material breach of Article II, the non-breaching party may terminate the Research Term.

         (b) In the event of an uncured material breach of Section 6.3 by Warner in respect of a Collaboration Product, Onyx may (i) terminate the licenses granted by it


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pursuant to Section 6.1 in respect of such Product and (ii) require Warner to grant it an exclusive (even as to Warner), worldwide license (with the right to sublicense) under the Patents relating to such Product and owned or controlled by Warner, to the extent necessary to make, use or sell such Product.

         (c) In the event of an uncured material breach of Section 6.5 by Onyx in respect of an Onyx Product, Warner may (i) terminate the licenses granted by it pursuant to Section 6.2 in respect of such Product and (ii) require Onyx to grant it an exclusive (even as to Onyx), worldwide license (with the right to sublicense) under the Patents relating to such Product and owned or controlled by Onyx, to the extent necessary to make, use or sell such Product.

    11.2 EFFECT OF BANKRUPTCY. If either party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within 15 days an involuntary petition in bankruptcy filed against it, then the other party will have 60 days to determine whether or not the Research Term shall immediately terminate.

    11.3 KEY PERSONNEL.

         (a) Promptly after the Effective Date, Onyx shall recruit and hire an employee (the "Project Director") to have overall responsibility for the success of the collaboration. Warner shall have the right to approve the hiring of such Project Director prior to such hiring, which approval shall not be unreasonably withheld or delayed. In the event that Onyx has not hired such Project Director approved by Warner by the six month anniversary of the Effective Date, then by notice delivered to Onyx during the [**] period after such date, Warner may voluntarily terminate the Research Term, effective immediately, if in its sole opinion it does not wish to continue the Research Plan without such employee. Such termination shall terminate all obligations to make any payments under Sections 8.1, 8.2 and 8.3, EXCEPT THAT Warner shall remain obligated to make payment for any milestones under
Section 8.3(a) that were earned prior to the effective date of such termination. If the first screening assay has been transferred by Onyx but the hits have not yet been analyzed by Warner prior to the termination date, then the first [**] milestone is still due to Onyx once the hits are analyzed by Warner, which analysis shall be performed diligently. In addition, if Warner and Onyx mutually agree to do so, then the work conducted by Onyx may be wound down and ended in an orderly [**] phase out period after the date of such termination, during which time Onyx will make best efforts to transfer specified assays currently under development at Onyx, and Warner shall pay Onyx a total of [**] to support such research efforts, in two equal quarterly payments commencing upon such termination. Onyx agrees further to hire [**] as a consultant on the project hereunder for [**] following the Effective Date.

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         (b)  In the event that on or before the [**] anniversary of the
Effective Date [**] or the Project Director (i) is physically and mentally capable of overseeing Onyx's work under the Research Plan but (ii) for any reason fails to oversee such work, then Onyx shall immediately notify Warner thereof and Onyx will have up to [**] after such failure to hire a replacement for [**] or the Project Director, as applicable (the "Search Period"). By notice delivered to Onyx during the [**] period after the end of the Search Period, Warner may voluntarily terminate the Research Term, effective [**] after the end of the Search Period, if in its sole opinion it does not wish to continue the Research Plan with such replacement (or with [**] or the Project Director if they become available again). Warner will be required to make any license fee payments under Section 8.1 and research funding payments under
Section 8.2 that come due on or before the effective date of such termination, and Onyx will continue to be obligated under the terms of Section 2.2 during such period.

         (c)  In the event Warner terminates the Research Term under this
Section 11.3, then the term "Collaboration Compound" as used under this Agreement shall, in addition to the definition provided in Article 1 hereof, be deemed to cover any compound whose activity in the Field was initially identified based on screening in assays transferred to Warner by Onyx under this Agreement. Onyx and Warner will be released from the provisions of Section 10.7 immediately upon termination of the Research Term pursuant to this Section 11.3.


    11.4 REMEDIES. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

    11.5 VOLUNTARY TERMINATION. Warner may terminate this Agreement by providing written notice thereof to Onyx on the eighteen month anniversary of the Effective Date. In such event, the Term of this Agreement will automatically terminate. Notwithstanding the voluntary termination of the Term of this Agreement, Warner will make all research payments to Onyx that are due before the second anniversary of the Effective Date pursuant to Section 8.2 (payable on the dates that such payments are due). If Warner terminates the Agreement under this Section 11.5, then: (i) Warner will grant Onyx an exclusive (even as to Warner), world-wide, fully-paid, perpetual license under Warner's Patents and Warner's Know-How discovered or reduced to practice prior to the one year anniversary of the termination of the Term of this Agreement that are necessary to make, use and sell any Collaboration Compound for therapeutic or diagnostic use in the Field, (ii) the licenses granted under
Section 6.1 will terminate and (iii) the licenses granted to Warner under
Section 2.4 will terminate.


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                                      ARTICLE 12

                                  GENERAL PROVISIONS

    12.1 INDEMNIFICATION. Each of Warner and Onyx agrees to indemnify and hold harmless the other party and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (such party's "Indemnified Group") from and against any claims, judgments, expenses (including reasonable attorney's fees), damages and awards (collectively a "Claim") arising out of or resulting from (i) its negligence or misconduct in regard to any Product, (ii) a breach of any of its representations or warranties hereunder or (iii) the manufacture, use or sale of a Collaboration Product (in the case of Warner) or an Onyx Product (in the case of Onyx), except to the extent that such Claim arises out of or results from the negligence or misconduct of a party seeking to be indemnified and held harmless or the negligence or misconduct of a member of such party's Indemnified Group. A condition of this obligation is that, whenever an indemnified party has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such indemnified party shall immediately give notice to the indemnifying party of all pertinent data surrounding such incident and, in the event claim is made or suit is brought, all indemnified parties shall assist the indemnifying party and cooperate in the gathering of information with respect to the time, place and circumstances and in obtaining the names and addresses of any injured parties and available witnesses. No indemnified party shall, except at its own cost, voluntarily make any payment or incur any expense in connection with any such Claim or suit without the prior written consent of the indemnifying party. The obligations set forth in this Section shall survive the expiration or termination of this Agreement.

    12.2 ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. In no event will any assignment relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the parties' successors, legal representatives and assigns. Notwithstanding the foregoing, Warner may assign this Agreement to any of its wholly-owned subsidiaries or any entity succeeding to a majority of its Parke-Davis business, and either party may assign this Agreement to its successor in connection with any merger, consolidation or sale of all or substantially all of its assets.

    12.3 NON-WAIVER. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

    12.4 RESEARCH DISPUTE RESOLUTION. The parties recognize that the collaborative research program under the Research Plan may require the resolution of certain issues or


                                         26.

the negotiation of additional agreements in the future. In the event the Research Management Committee is unable to resolve a dispute under the Research Plan, either party may have the dispute referred to the President of Onyx and the senior officer of Warner's pharmaceutical business for good faith resolution.

    12.5 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, other than those provisions governing conflicts of law.

    12.6 PARTIAL INVALIDITY. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practical, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

    12.7 NOTICE. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier or (iii) delivered by certified mail, postage prepaid, return receipt requested to the party at the address set forth below for such party:


     To Warner:                          To Onyx:

     Senior Vice President, Research     Hollings Renton
     Parke-Davis Pharmaceutical          President & CEO
       Research Division,                Onyx Corporation
     Warner-Lambert Company              3031 Research Drive
     2800 Plymouth Road                  Building A
     Ann Arbor, MI  48105                Richmond, CA  94806

     with a copy to:                     with a copy to:

     President, Parke-Davis              Robert L. Jones, Esq.
     United States and Mexico            Cooley Godward LLP
     Warner-Lambert Company              5 Palo Alto Square
     201 Tabor Road                      4th Floor
     Morris Plains, NJ  07950            Palo Alto, CA  94306


                                         27.

     and a copy to:

     Vice President and General Counsel
     Warner-Lambert Company
     201 Tabor Road
     Morris Plains, NJ  07950


or to such other address as to which the party has given notice thereof. Such notices shall be deemed given upon receipt.

    12.8 VACCINES AND DIAGNOSTICS. Pursuant to an Agreement, between Chiron Corporation ("Chiron") and Onyx, dated April 24, 1992, Chiron has certain rights to Vaccines and Diagnostics developed by Onyx. Warner and Onyx agree that, notwithstanding any other term or provision of this Agreement to the contrary, neither party shall license to the other any Patents or Know-How to make, use or sell Vaccines or Diagnostics. Furthermore, each party hereto may make, use or sell Vaccines and Diagnostics in the Field without obligation to the other party, including as it relates to payment of milestones and royalties. As used in this Section, (i) "Vaccines" shall mean [**], and (ii) "Diagnostics" shall mean [**].

    12.9 HEADINGS. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

    12.10 NO IMPLIED LICENSES OR WARRANTIES. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither party warrants the success of any clinical or other studies undertaken by it.

    12.11 FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department,


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agency or instrumentality thereof; fire; storm; flood; earthquake; accident;
war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like; provided that the party so affected shall use its best efforts to avoid or remove such causes or nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

    12.12 SURVIVAL. The representations and warranties contained in this Agreement as well as those rights and/or obligations contained in the terms of this Agreement which by their intent or meaning have validity beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

    12.13 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof. This Agreement will control in the event of any conflict between this Agreement and the Research Plan.

    12.14 AMENDMENTS. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

    12.15 INDEPENDENT CONTRACTORS. It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses, and neither party hereto is to be considered the agent or partner of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

    12.16 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                         29.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


ONYX PHARMACEUTICALS, INC.        WARNER-LAMBERT COMPANY



By: /s/ Hollings C. Renton             By: /s/ Ronald M. Cresswell
   --------------------------------       --------------------------------

Name: Hollings C. Renton               Name: Ronald M. Cresswell, Ph.D.,
                                             F.R.S.E.
     ------------------------------         ------------------------------
Title: President & CEO                 Title: Vice President and Chairman
      -----------------------------           Parke-Davis Pharmaceutical
                                              Research
                                              Warner-Lambert Company
                                             -----------------------------



                                         30.

                                      SCHEDULE 1

                     PRE-EXISTING THIRD-PARTY ROYALTY OBLIGATIONS


1) Research and Option Agreement Between the Research Foundation of State University of New York and ONYX Pharmaceuticals dated January 1, 1996.

    Royalty cap of [**] on net sales of products arising from research sponsored by Onyx.


2) Option Agreement with the Babraham Institute dated September 25, 1995 and extended on May 13, 1996.

    Royalty of [**] of the end user price of a product arising from work performed by Dr. Len Stephens for or in collaboration with Onyx.


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


                                      EXHIBIT 1


RESEARCH PLAN:  ONYX/PARKE-DAVIS INFLAMMATION PROGRAM


The allocation of resources and prioritization of the projects within the Field will be done on an ongoing basis by the project team consisting of both Onyx and Parke-Davis scientists, with quarterly review and approval by the Research Management Committee. The scope of the program is outlined in the document entitled "Inflammation Program - Research Plan" submitted by Onyx to Parke-Davis on January 9, 1997. Initial plans for the program are outlined below.


The goal of the project will be to move [**] per year into the programs as full drug discovery projects as outlined below. The responsibilities of Onyx and Parke-Davis are as follows, with modifications to be made as the Research Management Committee prioritizes available resources:

- Onyx will devise assays suitable for high volume screening, and transfer those assays to Parke-Davis, including all biological materials in quantities needed to run the screen on the entire Parke-Davis compound library.

- Parke-Davis will run each assay against the entire compound collection, currently about 200,000 compounds, but anticipated to grow substantially during the course of this collaboration. Parke-Davis will also run this primary screening assay against all compounds newly synthesized for the project. Onyx will screen its library if the research team decides it is appropriate.

- Onyx will develop assays to determine the specificity of compounds for the intended target, and cellular assays to establish that the compounds are effecting the intended target in cells, and run these assays against compounds, either from the compound library or newly synthesized, that have proven to be active in the primary assay.

- Parke-Davis will undertake medicinal chemistry to devise novel compounds with improved efficacy and specificity.

- Parke-Davis will develop cellular and in vivo models to test compounds for efficacy, and run these models with compounds that have met criteria in the primary and secondary assays. When appropriate, pharmacokinetics will be tested before or in parallel with the in vivo testing.

-   All development activities will be the responsibility of Parke-Davis.



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

In addition to the direct drug discovery activities, Onyx will undertake an exploratory research program that will identify and validate new targets, and bring a subset of these targets to the stage of the full discovery projects described above. The Research Management Committee will designate which targets enter the screening phase.



INITIAL TARGETS


The initial assays to be targeted are:


1) [**] Onyx has a cell-free enzymatic assay to screen for compounds inhibiting [**] that will be transferred for screening at Parke-Davis as soon as the agreement is concluded. The enzyme used in this assay is comprised of the reconstituted individual components of the complex. The assay can be initiated using [**] A [**] assay will serve as the counterscreen for potential hits.

2) [**] Onyx is working closely with [**] to [**] and develop an assay using proteins produced in vivo. A [**] assay will serve as a counterscreen. Secondary in vitro assays could include [**] in a reconstituted cell culture model.

3) [**] The constitutive activation of [**] affords a simple assay that is ready to enter a screening mode. Cell based assays to confirm selectivity could include (i) [**] or (ii) [**]


Each of the initial assays may be followed by additional assays to target other aspects of the target. These could include:

-   Assays for [**]


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

-   Identification of [**]

-   Identification of [**]

-   Study of [**]


Other research areas on these targets could include:

-   Characterization of [**]

-   Working with collaborators, produce [**]

- Study interaction of [**] including [**] Also study of activation of [**] These interactions may represent future targets for the screening assays.

- With a combination of external collaborators and in house efforts, undertake production of protein and crystallography of targets, with and without discovered compounds.



EXPLORATORY RESEARCH


Onyx will conduct a research program to discover new pathways and targets that will be the basis of assays and screening programs in later years of the collaboration. These research areas, outlined more fully in the proposal of January 9, include:

-   [**]

-   [**]

-   [**]

-   [**]




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